Exhibit 99.1

eBay, Skype, IDT and Net2Phone Settle Litigation

SAN JOSE, CA and NEWARK, NJ - August 5, 2010:   eBay Inc., Skype, Inc., Skype Technologies SA, Skype Communications, S.A.R.L., IDT Corporation, Net2Phone, Inc., IDT Telecom, Inc., and Union Telecard Alliance, LLC, have settled all outstanding disputes among the parties, including two patent infringement lawsuits pending in the United States District Court for the Western District of Arkansas.

Financial and further terms of the settlement are confidential and were not disclosed.

About Skype:
Skype is software that enables the world’s conversations. Millions of individuals and businesses use Skype to make free video and voice calls, send instant messages and share files with other Skype users. Everyday, people everywhere also use Skype to make low-cost calls to landlines and mobiles. Download Skype to your computer or mobile phone at skype.com.

About eBay:
Founded in 1995 in San Jose, Calif., eBay Inc. (EBAY) connects millions of buyers and sellers globally on a daily basis through eBay, the world's largest online marketplace, and PayPal, which enables individuals and businesses to securely, easily and quickly send and receive online payments. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay Classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and our global portfolio of online brands, visit www.ebayinc.com.

About IDT Corporation:
IDT Corporation (www.idt.net) is a consumer services company with operations primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

Media Relations Contacts:
Kathy Chui
eBay Inc.
katchui@ebay.com
(408) 218-9257

Bill Ulrey
IDT Corporation
Phone: (973) 438-3838
E-mail: invest@idt.net